CANADIAN ZINC CORPORATION

2010 STOCK OPTION PLAN

ARTICLE ONE

DEFINITIONS AND INTERPRETATIONS

Section 1.01                      Definitions:  For purposes of the Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

(a)
"Change of Control" means the acquisition by any person or by any person and all Joint Actors, whether directly or indirectly, of voting securities (as defined in the Securities Act) of the Corporation, which, when added to all other voting securities of the Corporation at the time held by such person or by such person and all Joint Actors, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Corporation or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Corporation;

(b)	"Committee" shall mean the Directors or, if the Directors so determine in accordance with section 2.03 of the Plan, the committee of the Directors authorized to administer the Plan;

(c)	"Common Shares" shall mean the common shares of the Corporation, as adjusted in accordance with the provisions of Article Six of the Plan;

(d)	"Corporation" shall mean Canadian Zinc Corporation, a corporation existing pursuant to the provisions of the Business Corporations Act (British Columbia);

(e)	"Directors" shall mean the directors of the Corporation from time to time;

(f)
"Eligible Insiders" shall mean the Insiders of the Corporation or of any subsidiary of the Corporation from time to time who, by the nature of their positions are, in the opinion of the Committee, in a position to contribute to the success of the Corporation;

(g)
"Eligible Employees" shall mean employees, including officers, whether Directors or not, and including both full-time and part-time employees, of the Corporation or any subsidiary of the Corporation who, by the nature of their positions or jobs are, in the opinion of the Committee, in a position to contribute to the success of the Corporation;

(h)
"Expiry Date" means the later of: (i) the date specified by the Committee at the time of the grant of the Option as the date on which it expires; and (ii) if the date referred to in the foregoing subpart (i) occurs during, or within five (5) trading days after the end of, a trading black-out period imposed by the Corporation (a "black out period"), the Expiry Date shall be the date that is ten (10) trading days following the date on which such black out period ends or, if an additional black-out period is subsequently imposed by the Corporation during the such ten trading day period, then the Expiry Date shall be the date thereafter that is the tenth consecutive trading day during which no management imposed black out is in place;

(i)	"Expiry Time" has the meaning given to that term in Section 4.04;

(j)	"Insider" means an insider as defined in the policies of the TSX;

(k)	"Joint Actor" means a person acting "jointly or in concert with" another person as that phrase is interpreted in Multilateral Instrument 62-104 Take-Over Bids and Issuer Bids;

(l)	"Option" shall mean an option to purchase Common Shares granted pursuant to, or governed by, the Plan;

(m)
"Option Agreement" means an agreement, substantially in the form attached hereto as Schedule "A", with such additions there to or modifications thereof as may be approved by the Corporation prior to or at the time an Option is granted, whereby the Corporation grants to an Optionee an Option;

(n)	"Optionee" means a Participant to whom an Option has been granted pursuant to the Plan;

(o)	"Option Period" for a particular Option shall mean the period of time commencing on the date of grant of such Option and ending at the Expiry Time;

(p)	"Option Shares" means the aggregate number of Common Shares which an Optionee may purchase under an Option;

(q)	"Participant" means a person eligible to be issued Options under the Plan by virtue of being either an Eligible Insider, Eligible Employee or Service Provider;

(r)	"Plan" shall mean this stock option plan;

(s)	"Securities Act" means the Securities Act (British Columbia), as may be amended from time to time;

(t)
"Service Provider" shall mean any person or corporation, other than an Eligible Employee or Eligible Insider, engaged to provide services for the Corporation or for any entity controlled by the Corporation for an initial, renewable or extended period of twelve months or more (or such lesser period of time as may be approved by the Committee and acceptable to TSX on a case by case basis), and shall also include any individuals employed by such person or corporation;

(u)	"TSX" shall mean The Toronto Stock Exchange;

(v)
"Unissued Option Shares" means the number of Common Shares, at a particular time, which have been reserved for issuance upon the exercise of an Option but which have not been issued, as adjusted from time to time in accordance with the provisions of Article 6, such adjustments to be cumulative; and

(w)	"Vested" means that an Option has become exercisable in respect of Options held by an Optionee.

Section 1.02                      Securities Definitions:  In the Plan, the terms "associate", "subsidiary" and "insider" shall have the meanings given to such terms in the Securities Act.

Section 1.03                      Headings:  The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

Section 1.04                      Context, Construction:  Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

Section 1.05                      References to the Plan:  The words "herein", "hereby", "hereunder", "hereof" and similar expressions mean or refer to the Plan as a whole and not to any particular article, section, paragraph or other part hereof.

Section 1.06                      Canadian Funds:  Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of Canada.

ARTICLE TWO

PURPOSE AND ADMINISTRATION OF THE PLAN

Section 2.01                      Purpose of the Plan:  The Plan provides for the grant of Options to Participants for the purpose of advancing the interests of the Corporation through the motivation, attraction and retention of directors, officers, employees and service providers of the Corporation and subsidiaries of the Corporation and to secure for the Corporation and the shareholders of the Corporation the benefits inherent in the ownership of Common Shares by directors, officers, employees and service providers of the Corporation and subsidiaries of the Corporation, it being generally recognized that stock option plans aid in attracting, retaining and encouraging directors, officers, employees and service providers due to the opportunity offered to them to acquire a proprietary interest in the Corporation.

The Plan is designed to comply with the policies set forth in the TSX Company Manual and, subject to Section 8.01, is to be implemented and effective upon approval of the Plan by the shareholders of the Corporation.

Section 2.02                      Administration of the Plan:  The Plan shall be administered by the Committee and the Committee shall have full authority to administer the Plan including the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Committee may deem necessary in order to comply with the requirements of the Plan.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Corporation.  No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Committee shall, in addition to their rights as Directors, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made.  The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan.  All costs incurred in connection with the Plan shall be for the account of the Corporation.

Section 2.03                      Delegation to Committee:  All of the powers exercisable hereunder by the Directors may, to the extent permitted by applicable law and as determined by resolution of the Directors, be exercised by a committee of the Directors comprised of not less than three Directors.

Section 2.04                      Record Keeping:  The Corporation shall maintain a register in which shall be recorded:

(a)	the name and address of each Optionee;

(b)	the number of Common Shares subject to Options granted to each Optionee; and

(c)	the aggregate number of Common Shares subject to Options.

Section 2.05                      Previously Granted Options:  As set forth in Sections 2.01 and 8.01, the Plan is to be implemented and effective upon approval of the Plan by the shareholders of the Corporation (with the date of such approval to be hereinafter referred to as the "Effective Date").  In the event that on the Effective Date there are outstanding stock options (the "Pre-Existing Options") that were previously granted by the Corporation pursuant to any stock option plan (a "Pre-Existing Plan") in place prior to the Effective Date, all such Pre-Existing Options shall continue to be governed by and subject to the terms of the Pre-Existing Plan.

Section 2.06                      Amendments Apply to Granted Options:  Any amendments made to the terms of the Plan after the date hereof that are of general application shall apply to all Options governed by the Plan, whether granted before or after the date of the amendment or made subject to the Plan by operation of Section 2.05 above.

ARTICLE THREE

ELIGIBILITY AND PARTICIPATION

IN THE PLAN AND GRANT OF OPTIONS

Section 3.01                      Eligibility:  Options shall only be granted to Participants.

Section 3.02                      Determination of Option Recipients and Option Terms:  The Committee shall from time to time determine the Participants to whom Options shall be granted, the number of Common Shares to be made subject to and the date of expiry of each Option granted to each Participant and the other terms of each Option granted to each Participant including any vesting provisions that may be applicable, all such determinations to be made in accordance with the terms and conditions of the Plan, and the Committee may take into consideration the present and potential contributions of and the services rendered by the particular Participant to the success of the Corporation and any other factors which the Committee deems appropriate and relevant.  Each Option granted to a Participant shall be evidenced by an Option Agreement containing terms and conditions consistent with the provisions of the Plan, which terms and conditions need not be the same in each case.

ARTICLE FOUR

NUMBER OF COMMON SHARES SUBJECT TO THE

PLAN, EXERCISE PRICE AND TERM OF OPTIONS

Section 4.01                      Number of Shares:  As of the Effective Date, the aggregate number of Common Shares reserved for issuance under the Plan and which may be issued upon exercise of Options shall not exceed 6,000,000 Common Shares, as constituted on the Effective Date.  In addition, as of the Effective Date, Options shall only be granted to the extent that the aggregate number of Common Shares which may be issued upon the exercise of Options, including those issuable upon the exercise of Pre-Existing Options, does not exceed 6,000,000 Common Shares, as constituted on the Effective Date.  Any Common Shares subject to an Option governed by the Plan and which has been subsequently cancelled or terminated in accordance with the terms of the Plan, without having been exercised, will again be available for issuance pursuant to the exercise of Options granted under the Plan.

Section 4.02                      Limits on Grants to Insiders:  With respect to Options granted to Insiders:

the number of Common Shares issuable to Insiders at any time under all security based compensation arrangements shall not exceed 10% of the total number of issued and outstanding Common Shares on a non-diluted basis at such time; and

(a)
the number of Common Shares issued to Insiders as a group within a one year period under all security based compensation arrangements shall not exceed 10% of the total number of issued and outstanding Shares as at the end of such one year period.

Section 4.03                      Exercise Price:  The price per share at which any Common Share which is the subject of an Option may be purchased (the "Exercise Price") shall be determined by the Committee at the time the Option is granted, provided that such price shall be not less than the closing market price of the Common Shares on the TSX on the day preceding the date of grant or, if the Common Shares are not then listed on the TSX, on the most senior of any other exchange on which the Common Shares are then traded, on the last trading day immediately preceding the date of grant of such Option.

Section 4.04                      Term of Options:  The Option Period for each Option shall be such period of time as shall be determined by the Committee, provided that no Option Period shall exceed 10 years except in the event that of an extension of the Expiry Time due to a black out period.  An Option Period shall expire at 4:00PM (Vancouver time) on the Expiry Date (the "Expiry Time").  The Committee may determine the number or percentage of Common Shares which may be purchased by an Optionee pursuant to the exercise of Options during any particular time period within the Option Period.

Section 4.05                      Vesting:  The Committee may, at its discretion, determine and impose terms upon which each Option shall become Vested.  In the event that the Committee imposes a vesting schedule in respect of any Options granted to an Optionee, at any point in time the Optionee will only be entitled to exercise those Options which are Vested at such point in time.  Notwithstanding the foregoing, in the event that a Pre-Existing Plan imposed vesting requirements on a Pre-Existing Option, such vesting requirements must be satisfied before any such Pre-Existing Options shall become Vested.

ARTICLE FIVE

EXERCISE OF OPTION, EFFECT OF DEATH AND

TERMINATION OF EMPLOYMENT AND WITHHOLDING TAXES

Section 5.01                      Exercise of Option:  Subject to: (i) any restriction on the number or percentage of Common Shares which may be purchased by the Optionee during any particular time period within the Option Period as determined by the Committee; (ii) the vesting provisions applicable to the Option, if any; and (iii) termination of the Option in accordance with the terms of the Plan, an Option may be exercised by the Optionee in whole at any time, or in part from time to time, during the Option Period.  An Option shall be exercisable by delivering to the Corporation written notice specifying the number of Common Shares in respect of which the Option is exercised together with payment in full of the Exercise Price for each Option exercised by way of certified cheque, bank draft, money order or cash.  Upon receipt of such notice and payment by the Corporation, there will be a binding contract for the issue of the Common Shares in respect of which the Option is exercised, upon and subject to the provisions of the Plan.  Upon an Optionee exercising an Option and paying the Corporation the aggregate purchase price for the Common Shares in respect of which the Option has been exercised, the Corporation shall as soon as practicable issue and deliver a certificate representing the Common Shares so purchased.

Section 5.02                      Effect of Death:  If a Participant shall die while an Optionee, any Option held by such Optionee at the date of death shall be exercisable in whole or in part only by the person or persons to whom the rights of the Optionee under the Option shall pass by the will of the Optionee or the laws of descent and distribution for a period of one year after the date of death of the Optionee or prior to the

Expiry Time in respect of the Option, whichever is sooner, and then only to the extent that such Optionee was entitled to exercise the Option at the date of death of such Optionee.

Section 5.03                      Effect of Ceasing to be a Participant – For Cause:  If an Optionee shall cease to meet the criteria necessary to be a Participant as a result of being terminated for cause, as that term is interpreted by the courts of the jurisdiction in which the Optionee is employed or engaged, any outstanding Options held by such Optionee on the date of such termination, whether Vested or not, shall be cancelled as of that date.

Section 5.04                      Effect of Ceasing to be a Participant – For Reasons Other than For Cause:  If an Optionee shall cease to meet the criteria necessary to be a Participant for reasons other than termination for cause or by virtue of death, any Option held by such Optionee at such time shall remain exercisable in full at any time, and in part from time to time, for a period ending on the earlier of the Expiry Time and three (3) months after the date on which the Optionee ceases to be a Participant, and then only to the extent that such Optionee was entitled to exercise the Option on the date on which the Optionee ceased to be a Participant.  Notwithstanding the foregoing provisions of this Section 5.04, the Committee may, on a case by case basis, allow Options held by an Optionee that ceases to meet the criteria necessary to be a Participant for reasons other than termination for cause or by virtue of death, to remain exercisable in full at any time, and in part from time to time, for such period as the Committee determines but not after the Expiry Time (without any additional Common Shares vesting) where such Expiry Time is more than three (3) months after the date on which the Optionee ceases to be a Participant.

Section 5.05                      Withholding Taxes:  The Corporation or any subsidiary of the Corporation may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation or any subsidiary of the Corporation is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any Option including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Common Shares to be issued upon the exercise of any Option until such time as the Optionee has paid the Corporation or any subsidiary of the Corporation for any amount which the Corporation or subsidiary of the Corporation is required to withhold with respect to such taxes.

ARTICLE SIX

CAPITAL CHANGES

Section 6.01                      Share Reorganization:  Whenever the Corporation issues Common Shares to all or substantially all holders of Common Shares by way of a stock dividend or other distribution, or subdivides all outstanding Common Shares into a greater number of Common Shares, or combines or consolidates all outstanding Common Shares into a lesser number of Common Shares (each of such events being herein called a "Share Reorganization") then effective immediately after the record date for such dividend or other distribution or the effective date of such subdivision, combination or consolidation:

(a)	for each Option the Exercise Price will be adjusted to a price per Common Share which is the product of:

(i)	the Exercise Price in effect immediately before that effective date or record date; and

(ii)
a fraction, the numerator of which is the total number of Common Shares outstanding on that effective date or record date before giving effect to the Share Reorganization, and the denominator of which is the total number of Common

Shares that are or would be outstanding immediately after such effective date or record date after giving effect to the Share Reorganization; and

(b)
the number of Unissued Option Shares will be adjusted by multiplying (i) the number of Unissued Option Shares immediately before such effective date or record date by (ii) a fraction which is the reciprocal of the fraction described in subsection (a)(ii).

6.02                  Special Distribution:  Subject to the prior approval of the TSX, whenever the Corporation issues by way of a dividend or otherwise distributes to all or substantially all holders of Common Shares;

(a)	shares of the Corporation, other than the Common Shares;

(b)	evidences of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the Directors have determined to be outside the normal course); or

(d)	rights, options or warrants;

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a "Special Distribution"), and effective immediately after the record date at which holders of Common Shares are determined for purposes of the Special Distribution, for each Option the Exercise Price will be reduced, and the number of Unissued Option Shares will be correspondingly increased, by such amount, if any, as is determined by the Directors in their sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Option Shares as a result of such Special Distribution.

6.03                  Corporate Reorganization:  Whenever there is:

(a)
a reclassification of outstanding Common Shares, a change of Common Shares into other shares or securities, or any other capital reorganization of the Corporation, other than as described in Sections 6.01 or 6.02;

(b)
a consolidation, merger or amalgamation of the Corporation with or into another corporation resulting in a reclassification of outstanding Common Shares into other shares or securities or an exchange of Common Shares into other shares or securities; or

(c)
an arrangement or other transaction under which, among other things, the business or assets of the Corporation become, collectively, the business and assets of two or more companies with the same shareholder group upon the distribution to the Corporation's shareholders, or the exchange with the Corporation's shareholders, of securities of the Corporation, or securities of another company, or both; or

(d)	a transaction whereby all or substantially all of the Corporation’s undertaking and assets become the property of another corporation;

(any such event being herein called a "Corporate Reorganization") the Optionee will have an option to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Plan) and will accept on the exercise of such option, in lieu of the Unissued Option Shares which he would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that he would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, he had been the holder of all Unissued Option Shares or if appropriate, as otherwise determined by the Directors.

6.04                          Spin-Out Transaction:  If pursuant to the operation of section 6.03(c) an Optionee receives options (the "New Options") to purchase securities of another company (the "New Company") in respect of the Optionee's Options (the "Subject Options"), the New Options shall expire on the earlier of: (i) the Expiry Date of the Subject Options; (ii) if the Optionee does not become a Participant in respect of the New Company, the date that the Subject Options expire pursuant to Sections 5.02, 5.03 or 5.04, as applicable; (iii) if the Optionee becomes a Participant in respect of the New Company, the date that the New Options expire pursuant to the terms of the New Company's stock option plan that correspond to Sections 5.02, 5.03 or 5.04 hereof; and (iv) the date that is two (2) years after the Optionee ceases to be a Participant in respect of the New Company or such shorter period as determined by the Board.

6.05                 Determination of Exercise Price and Number of Unissued Option Shares:  If any questions arise at any time with respect to the Exercise Price or number of Unissued Option Shares deliverable upon exercise of an Option following a Share Reorganization, Special Distribution or Corporate Reorganization, such questions shall be conclusively determined by the Corporation’s auditor, or, if they decline to so act, any other firm of Chartered Accountants in Vancouver, British Columbia, that the Directors may designate and who will have access to all appropriate records and such determination will be binding upon the Corporation and all Optionees.

6.06                  Regulatory Approval:  Any adjustment to the Exercise Price or the number of Unissued Option Shares purchasable under the Plan pursuant to the operation of any provision of this Article Six is subject to the approval of the TSX and any other governmental authority having jurisdiction.

ARTICLE SEVEN

TAKE-OVER BIDS AND CHANGES OF CONTROL

7.01                          Effect of a Take-Over Bid:  If a bona fide offer (an "Offer") for Common Shares is made to an Optionee or to shareholders of the Corporation generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Corporation, within the meaning of subsection 1(1) of the Securities Act, the Corporation shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon all Common Shares subject to such Option will become Vested and the Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Common Shares received upon such exercise, pursuant to the Offer.  However, if:

(a)           the Offer is not completed within the time specified therein; or

(b)	all of the Common Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then the Common Shares received upon such exercise, or in the case of clause (b) above, the Common Shares that are not taken up and paid for, may be returned by the Optionee to the Corporation and reinstated as authorized but unissued Common Shares and with respect to such returned Common Shares, the Option shall be reinstated as if it had not been exercised and the terms upon which such Common Shares were to become Vested pursuant to this section shall be reinstated.  If any Common Shares are returned to the Corporation under this Section 7.01, the Corporation shall immediately refund the Exercise Price to the Optionee for such Common Shares.

7.02                          Acceleration of Expiry Time:  If, at any time when an Option granted under the Plan remains unexercised, an Offer is made by an offeror, the Directors may, upon notifying each Optionee of the full particulars of the Offer, declare all Common Shares issuable upon the exercise of Options granted under the Plan, Vested, and declare that the Expiry Time for the exercise of all unexercised Options granted under the

Plan is accelerated so that all Options will either be exercised or will expire prior to the date upon which Common Shares must be tendered pursuant to the Offer, provided such Offer is completed.

7.03                          Compulsory Acquisition or Going Private Transaction: If and whenever, following a take-over bid or issuer bid, there shall be a compulsory acquisition of the Shares of the Company pursuant to Section 300 of the Business Corporations Act (British Columbia) or any successor or similar legislation, or any amalgamation, merger or arrangement in which securities acquired in a formal take-over bid may be voted under the conditions described in Section 8.2 of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions, then following the date upon which such compulsory acquisition, amalgamation, merger or arrangement is effective, an Optionee shall be entitled to receive, and shall accept, for the same exercise price, in lieu of the number of Shares to which such Optionee was theretofore entitled upon the exercise of his or her Options, the aggregate amount of cash, shares, other securities or other property which such Optionee would have been entitled to receive as a result of such bid if he or she had tendered such number of Shares to the take-over bid.

7.04                          Effect of a Change of Control:  If a Change of Control occurs, all Common Shares subject to each outstanding Option will become Vested, whereupon such Option may be exercised in whole or in part by the respective Optionee.

ARTICLE EIGHT

EFFECTIVE DATE OF PLAN, AMENDMENT

OF PLAN AND TERMINATION OF PLAN

Section 8.01                      Effective Date of Plan:  The Plan is to be implemented and effective upon the approval of the Plan by the shareholders of the Corporation.  Such shareholder approval must be given by the affirmative vote of a majority of the Common Shares represented at the meeting of the shareholders of the Corporation at which a motion to approve the Plan is presented.

Section 8.02                      Amendment of Plan:                                           The Directors may from time to time, without shareholder approval and subject to applicable law and to the prior approval, if required, of TSX or any other regulatory body having authority over the Corporation or the Plan, suspend, terminate or discontinue the Plan at any time, or amend or revise the terms of the Plan or of any Option granted under the Plan to:

(a)	make amendments of a clerical or typographical nature and to include clarifying provisions in the Plan;

(b)	implement features or requirements that are necessary or desirable under applicable tax and securities laws;

(c)	change vesting provisions;

(d)	change termination provisions for an Insider provided that the Expiry Time does not extend beyond the original Expiry Time under the Plan;

(e)	change termination provisions for an Optionee who is not an Insider beyond the original Expiry Time;

(f)	reduce the Exercise Price of an Option for an Optionee who is not an Insider; and

(g)	implement a cashless exercise feature, payable in cash or securities;

provided that no such amendment, revision, suspension, termination or discontinuance shall in any manner adversely affect any Option previously granted to an Optionee under the Plan without the consent of that Optionee.

Section 8.03                      Amendments Requiring Shareholder Approval:  Any amendments to the Plan or Options granted thereunder, other than those described in Section 8.02 above, will be subject to the approval of the shareholders.  For greater certainty, the Directors may not, without shareholder approval and the prior approval, if required, of TSX, amend or revise the terms of the Plan or of any Option granted under the Plan to:

(a)	increase the Plan maximum or number of shares reserved for issuance under the Plan;

(b)	grant additional powers to the board of directors to amend the Plan or individual Options without shareholder approval;

(c)	reduce the exercise price of Options or other entitlements held by insiders;

(d)	extend to the term of Options held by insiders; and

(e)	change the insider participation limits to those that would have triggered the requirement for disinterested shareholder approval of the Plan under requirements of the TSX.

Section 8.04                      Termination of the Plan:  The Plan may be terminated at any time by the Directors.  Notwithstanding the termination of the Plan, any Option outstanding under the Plan at the time of termination shall remain in effect until such Option has been exercised, has expired, has been surrendered to the Corporation or has been terminated.

ARTICLE NINE

MISCELLANEOUS PROVISIONS

Section 9.01                      Non-Assignable:  No rights under the Plan and no Option awarded pursuant to the provisions of the Plan are assignable or transferable by any Participant other than pursuant to a will or by the laws of descent and distribution.

Section 9.02                      Rights as a Shareholder:  No Optionee shall have any rights as a shareholder of the Corporation with respect to any Common Shares which are the subject of an Option.  No Optionee shall be entitled to receive, and no adjustment shall be made for, any dividends, distributions or other rights declared for shareholders of the Corporation for which the record date is prior to the date of exercise of any Option.

Section 9.03                      No Contract of Employment:  Nothing contained in the Plan shall confer or be deemed to confer upon any Participant the right to continue in the employment of the Corporation or any subsidiary of the Corporation nor interfere or be deemed to interfere in any way with any right of the Corporation or any subsidiary of the Corporation to discharge any Participant at any time for any reason whatsoever, with or without cause.

Section 9.04                      Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement: If an Optionee retires, resigns or is terminated from employment or engagement with the Corporation or any subsidiary of the Corporation, the loss or limitation, if any, pursuant to the Option Agreement with respect to the right to purchase Option Shares which were not Vested at that time or which, if Vested, were cancelled, shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

Section 9.05                      Necessary Approvals:  The obligation of the Corporation to grant any Option pursuant to the Plan and to issue, sell and deliver any Common Shares on the exercise of an Option is subject to the approval of any governmental authority or regulatory body required in connection with the grant of such Option or the issue, sale and delivery of such Common Shares by the Corporation.  Any Options granted prior to the Corporation’s receipt of such required approvals shall be conditional upon such approval being given and no Options may be exercised unless such approval has been given.

In the event that any Common Shares cannot be issued to any Optionee pursuant to the exercise of an Option for any reason whatsoever including, without limiting the generality of the foregoing, the failure to obtain any required approval, then the obligation of the Corporation to issue such Common Shares shall terminate and any money paid to the Corporation in connection with the exercise of such Option shall be returned to the Optionee without interest or deduction.

Section 9.06                      Form of Notice:  A notice given to the Corporation shall be in writing, signed by the Optionee and delivered to the head business office of the Corporation.

Section 9.07                      Conflict:  In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

Section 9.08                      Time of Essence: Time is of the essence of this Plan and of each Option Agreement.  No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

Section 9.09                      Entire Agreement:  This Plan and the applicable Option Agreement set out the entire agreement between the Corporation and the applicable Optionee relative to the subject matter hereof and supersede all prior agreements, undertakings and understandings, whether oral or written.

Section 9.10                      No Representation or Warranty:  The Corporation makes no representation or warranty as to the value of any Option granted pursuant to the Plan or as the future value of any Common Shares issued pursuant to the exercise of any Option.

Section 9.11                      Compliance with Applicable Law:  If any provision of the Plan or any Option contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

Section 9.12                      Applicable Law:  The Plan and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of British Columbia.

Plan approved by the Board of Directors effective May 11, 2010.

Plan approved by the shareholders of the Corporation effective [June 16], 2010

Effective date of Plan: [June 16], 2010

SCHEDULE "A"

CANADIAN ZINC CORPORATION

STOCK OPTION PLAN - OPTION AGREEMENT

This Option Agreement is entered into between Canadian Zinc Corporation (the "Corporation") and the Optionee named below pursuant to the Corporation’s Stock Option Plan (the "Plan"), a copy of which is attached hereto, and confirms that:

1.	on , 200 (the "Grant Date");

2.	(the "Optionee");

3.	was granted the option (the "Option") to purchase Common Shares (the "Option Shares") of the Corporation;

4.	for the price (the "Option Price") of $ per share;

5.	which shall be exercisable in full upon approval [OR set forth applicable vesting schedule];

6.	terminating on the , 200 (the "Expiry Date");

all on the terms and subject to the conditions set out in the Plan.  For greater certainty, Option Shares continue to be exercisable until the termination or cancellation thereof as provided in this Option Agreement and the Plan.

The Optionee acknowledges that any Option Shares received by him upon exercise of the Option have not been registered under the United States Securities Act of 1933, as amended, or the Blue Sky laws of any state (collectively, the "Securities Acts").  The Optionee acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Option Shares received by him or to assist him in complying with any exemption from such registration if he should at a later date wish to dispose of the Option Shares.

[Following to be included in Option Agreements with "U.S. Persons" -  The Optionee acknowledges that the Option Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

"The shares represented by this certificate have not been registered or qualified under the United States Securities Act of 1933, as amended or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to U.S. federal or state securities laws, and the Company may require that the availability of any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company."]

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

Acknowledgement – Personal Information

The undersigned hereby acknowledges and consents to:

(a)	the disclosure to all regulatory authorities of all personal information of the undersigned obtained by the Corporation; and

(b)
the collection, use and disclosure of such personal information by the all regulatory authorities in accordance with their requirements, including the provision to third party service providers, from time to time.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the  day of , 200.

Signature Print Name Address	CANADIAN ZINC CORPORATION Per: Authorized Signatory